Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Special Diversified Opportunities Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-189604, 333-68484, 333-118297, 333-68107, 333-21211, and 333-20421) of Special Diversified Opportunities Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheets of Special Diversified Opportunities Inc. and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive loss for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Special Diversified Opportunities Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 30, 2016